Exhibit 99.1
Essential Properties Announces Fourth Quarter 2022 Results
- Fourth Quarter Net Income per Share of $0.25 and AFFO per Share of $0.39 -
- Closed Investments of $328.4 million at a 7.5% Weighted Average Cash Cap Rate -
- Reiterates 2023 AFFO Guidance of $1.58 to $1.64 per Share -
February 15, 2023
PRINCETON, N.J.--(BUSINESS WIRE)--Essential Properties Realty Trust, Inc. (NYSE: EPRT; “Essential Properties” or the “Company”) today announced operating results for the three months and year ended December 31, 2022.
Fourth Quarter 2022 Financial and Operating Highlights:

Operating Results (compared to Fourth Quarter 2021):
•Investments (115 properties)	$ Invested	$328.4 million
	Weighted Avg Cash Cap Rate	7.5%
•Dispositions (26 properties)	Net Proceeds	$75.5 million
	Weighted Avg Cash Cap Rate	6.9%
•Net Income per Share	Increased by 4%	$0.25
•Funds from Operations ("FFO") per Share	Unchanged	$0.39
•Core Funds from Operations ("Core FFO") per Share	Unchanged	$0.39
•Adjusted Funds from Operations ("AFFO") per Share	Increased by 5%	$0.39
Debt & Equity Activity:
•2028 Term Loan	Drew Remaining Available Principal	$150.0 million
•Equity Raised (Gross) - ATM Program (1)	$23.22/share	$22.2 million
Full Year 2022 Financial and Operating Highlights:

Operating Results (compared to 2021):
•Investments (299 properties)	$ Invested	$937.4 million
	Weighted Avg Cash Cap Rate	7.2%
•Dispositions (52 properties)	Net Proceeds	$155.6 million
	Weighted Avg Cash Cap Rate	6.6%
•Net Income per share	Increased by 21%	$0.99
•FFO per share	Increased by 13%	$1.56
•Core FFO per share	Increased by 12%	$1.58
•AFFO per share	Increased by 14%	$1.53
Equity Activity:
•Equity Raised (Gross) - ATM Program (1)	$24.00/share	$235.1 million
•Equity Raised (Gross) - Follow-On Offering (August 4, 2022)	$23.00/share	$201.0 million
Highlights Subsequent to Fourth Quarter 2022:

•Investments (14 properties)	$ Invested	$65.7 million
•Dispositions (8 properties)	$ Gross Proceeds	$19.7 million
Equity Activity:
•Equity Raised (Gross) - ATM Program	$24.12/share	$20.7 million
1.Includes 957,453 shares sold on a forward basis for gross proceeds of $22.2 million that were physically settled for cash in January 2023.

CEO Comments
Commenting on the fourth quarter and full year 2022 results, the Company's President and Chief Executive Officer, Pete Mavoides, said, "Despite a volatile year for the capital markets, we grew AFFO per share by more than 14% in 2022, thanks to the stable internal rent growth of our high quality net lease portfolio, strong external growth that benefited from our reliable and relationship-driven investment platform, and ready access to attractively priced capital. With nearly $700 million of available liquidity at quarter-end, we are well positioned to capitalize on a robust opportunity set of accretive sale-leaseback transactions, which was evidenced by our record investment activity in the fourth quarter. While we believe economic uncertainty remains elevated, the durability of our service-oriented and experience-based tenancy and our low leverage position provide us with the confidence to affirm our 2023 AFFO per share guidance."
Portfolio Highlights
The Company’s investment portfolio as of December 31, 2022 is summarized as follows:

Number of properties	1,653
Weighted average lease term (WALT)	13.9
Weighted average rent coverage ratio	4.0x
Number of tenants	350
Number of concepts (i.e., brands)	538
Number of industries	16
Number of states	48
Weighted average occupancy	99.9%
Total square feet of rentable space	16,059,492
Cash ABR - service-oriented or experience-based	93.0%
Cash ABR - properties subject to master lease	65.0%
Portfolio Update
Investments
The Company’s investment activity during the three months and year ended December 31, 2022 is summarized as follows:

	Quarter Ended December 31, 2022	Year Ended December 31, 2022
Investments:
Investment volume	$328.4 million	$937.4 million
Number of transactions	39	112
Property count	115	299
Weighted average cash / GAAP cap rate	7.5%/8.8%	7.2%/8.3%
Weighted average lease escalation	1.8%	1.6%
% Subject to master lease	90%	83%
% Sale-leaseback transactions	99%	97%
% Existing relationship	95%	89%
% Required financial reporting (tenant/guarantor)	100%	100%
WALT	18.7 years	17.0 years

Dispositions
The Company’s disposition activity during the three months and year ended December 31, 2022 is summarized as follows:

	Quarter Ended December 31, 2022	Year Ended December 31, 2022
Dispositions:
Net proceeds	$75.5 million	$155.6 million
Number of properties sold	26	52
Net gain / (loss)	$12.6 million	$30.6 million
Weighted average cash cap rate (excluding vacant properties and sales subject to a tenant purchase option )	6.9%	6.6%
Loan Repayments
Loan repayments to the Company during the three months and year ended December 31, 2022 are summarized as follows:

	Quarter Ended December 31, 2022	Year Ended December 31, 2022
Proceeds—Principal	$11.8 million	$83.3 million
Proceeds—Prepayment penalties	$0.1million	$0.9 million
Number of properties	7	44
Leverage and Balance Sheet and Liquidity
The Company's leverage, balance sheet and liquidity are summarized in the following table.

	December 31, 2022	Pro Forma (1) December 31, 2022
Leverage:
Net debt to Annualized Adjusted EBITDAre	4.6x	4.5x

Balance Sheet and Liquidity:
Cash and cash equivalents and restricted cash	$71.5 million	$93.7 million
Unused revolving credit facility capacity	$600.0 million	$600.0 million
Forward equity sales - unsettled	$22.2 million	—
Total available liquidity	$693.7 million	$693.7 million

ATM Program:
2022 ATM Program initial availability	$500.0 million
Aggregate gross sales under the 2022 ATM Program	$75.4 million
Availability remaining under the 2022 ATM Program	$424.6 million
Average price per share of gross sales since inception in May 2022	$22.11
1.Pro forma adjustments have been made to reflect 957,453 shares sold on a forward basis through the Company's ATM program as if they had been physically settled for cash as of December 31, 2022.
Guidance
2023 Guidance
The Company reiterates its previously issued expectation that 2023 AFFO per share on a fully diluted basis will be within a range of $1.58 to $1.64.
Note: The Company does not provide guidance for the most comparable GAAP financial measure, net income, or a reconciliation of the forward-looking non-GAAP financial measure of AFFO to net income computed in accordance with

GAAP, because it is unable to reasonably predict, without unreasonable efforts, certain items that would be contained in the GAAP measure, including items that are not indicative of the Company's ongoing operations, such as, without limitation, potential impairments of real estate assets, net gain/loss on dispositions of real estate assets, changes in allowance for credit losses and stock-based compensation expense. These items are uncertain, depend on various factors, and could have a material impact on the Company's GAAP results for the guidance period.
Dividend Information
As previously announced, on November 30, 2022, Essential Properties' board of directors declared a cash dividend of $0.275 per share of common stock for the quarter ended December 31, 2022. The dividend was paid on January 13, 2023 to stockholders of record as of the close of business on December 30, 2022.
Conference Call Information
In conjunction with the release of Essential Properties’ operating results, the Company will host a conference call on Thursday, February 16, 2023 at 10:00 a.m. EST to discuss the results. To access the conference, dial 877-407-9208 (International: 201-493-6784). A live webcast will also be available in listen-only mode by clicking on the webcast link in the Investor Relations section at www.essentialproperties.com.
A telephone replay of the conference call can also be accessed by calling 844-512-2921 (International: 412-317-6671) and entering the access code: 13735903. The telephone replay will be available through March 2, 2023.
A replay of the conference call webcast will be available on our website approximately two hours after the conclusion of the live broadcast. The webcast replay will be available for 90 days. No access code is required for this replay.
Supplemental Materials
The Company’s Supplemental Operating & Financial Data—Fourth Quarter Ended December 31, 2022 is available on Essential Properties’ website at investors.essentialproperties.com.
About Essential Properties Realty Trust, Inc.
Essential Properties Realty Trust, Inc. is an internally managed REIT that acquires, owns and manages primarily single- tenant properties that are net leased on a long-term basis to companies operating service-oriented or experience-based businesses. As of December 31, 2022, the Company’s portfolio consisted of 1,653 freestanding net lease properties with a weighted average lease term of 13.9 years and a weighted average rent coverage ratio of 4.0x. In addition, as of December 31, 2022, the Company’s portfolio was 99.9% leased to 350 tenants operating 538 different concepts in 16 industries across 48 states.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws. When used in this press release, the words “estimate,” “anticipate,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “seek,” “approximately” or “plan,” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters are intended to identify forward-looking statements. You can also identify forward-looking statements by discussions of strategy, plans or intentions of management. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods that may be incorrect or imprecise and the Company may not be able to realize them. The Company does not guarantee that the transactions and events described will happen as described (or that they will happen at all). You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. While forward-looking statements reflect the Company’s good faith beliefs, they are not guarantees of future performance. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, except as required by law. In light of these risks and uncertainties, the forward-looking events discussed in this press release might not occur as described, or at all.

Additional information concerning factors that could cause actual results to differ materially from these forward-looking statements is contained in the company’s Securities and Exchange Commission (the "Commission”) filings, including, but not limited to, the Company’s most recent Annual Report on Form 10-K. Copies of each filing may be obtained from the Company or the Commission. Such forward-looking statements should be regarded solely as reflections of the Company’s current operating plans and estimates. Actual operating results may differ materially from what is expressed or forecast in this press release.
The results reported in this press release are preliminary and not final. There can be no assurance that these results will not vary from the final results reported in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 that it will file with the Commission.
Non-GAAP Financial Measures and Certain Definitions
The Company’s reported results are presented in accordance with GAAP. The Company also discloses the following non-GAAP financial measures: FFO, Core FFO, AFFO, earnings before interest, taxes, depreciation and amortization (“EBITDA”), EBITDA further adjusted to exclude gains (or losses) on sales of depreciable property and real estate impairment losses (“EBITDAre”), adjusted EBITDAre, annualized adjusted EBITDAre, net debt, net operating income (“NOI”) and cash NOI (“Cash NOI”). The Company believes these non-GAAP financial measures are industry measures used by analysts and investors to compare the operating performance of REITs.
FFO, Core FFO and AFFO
The Company computes FFO in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT"). NAREIT defines FFO as GAAP net income or loss adjusted to exclude extraordinary items (as defined by GAAP), net gain or loss from sales of depreciable real estate assets, impairment write-downs associated with depreciable real estate assets and real estate-related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), including the pro rata share of such adjustments of unconsolidated subsidiaries. FFO is used by management, and may be useful to investors and analysts, to facilitate meaningful comparisons of operating performance between periods and among the Company’s peers primarily because it excludes the effect of real estate depreciation and amortization and net gains and losses on sales (which are dependent on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions).
The Company computes Core FFO by adjusting FFO, as defined by NAREIT, to exclude certain GAAP income and expense amounts that it believes are infrequent and unusual in nature and/or not related to its core real estate operations. Exclusion of these items from similar FFO-type metrics is common within the equity REIT industry, and management believes that presentation of Core FFO provides investors with a metric to assist in their evaluation of our operating performance across multiple periods and in comparison to the operating performance of our peers, because it removes the effect of unusual items that are not expected to impact our operating performance on an ongoing basis.
Core FFO is used by management in evaluating the performance of our core business operations. Items included in calculating FFO that may be excluded in calculating Core FFO include certain transaction related gains, losses, income or expense or other non-core amounts as they occur.
To derive AFFO, the Company modifies its computation of Core FFO to include other adjustments to GAAP net income related to certain items that it believes are not indicative of the Company’s operating performance, including straight-line rental revenue, non-cash interest expense, non-cash compensation expense, other amortization expense, other non-cash charges (including changes to our provision for loan losses following the adoption of ASC 326), capitalized interest expense and transaction costs. Such items may cause short-term fluctuations in net income but have no impact on operating cash flows or long-term operating performance. The Company believes that AFFO is an additional useful supplemental measure for investors to consider when assessing the Company’s operating performance without the distortions created by non-cash items and certain other revenues and expenses.
FFO, Core FFO and AFFO do not include all items of revenue and expense included in net income, they do not represent cash generated from operating activities and they are not necessarily indicative of cash available to fund cash requirements; accordingly, they should not be considered alternatives to net income as a performance measure or cash flows from operations as a liquidity measure and should be considered in addition to, and not in lieu of, GAAP financial measures. Additionally, our computation of FFO, Core FFO and AFFO may differ from the methodology for calculating these metrics used by other equity REITs and, therefore, may not be comparable to similarly titled measures reported by other equity REITs.
EBITDA and EBITDAre
The Company computes EBITDA as earnings before interest, income taxes and depreciation and amortization. In 2017, NAREIT issued a white paper recommending that companies that report EBITDA also report EBITDAre. The Company computes EBITDAre in accordance with the definition adopted by NAREIT. NAREIT defines EBITDAre as EBITDA (as defined above) excluding gains (or losses) from the sales of depreciable property and real estate impairment losses. The Company presents EBITDA and EBITDAre as they are measures commonly used in its industry and the Company believes that these measures are useful to investors and analysts because they provide supplemental information concerning its operating performance, exclusive of certain non-cash items and other costs. The Company uses EBITDA and EBITDAre as measures of its operating performance and not as measures of liquidity.
EBITDA and EBITDAre do not include all items of revenue and expense included in net income, they do not represent cash generated from operating activities and they are not necessarily indicative of cash available to fund cash requirements; accordingly, they should not be considered alternatives to net income as a performance measure or cash flows from operations as a liquidity measure and should be considered in addition to, and not in lieu of, GAAP financial measures. Additionally, the Company’s computation of EBITDA and EBITDAre may differ from the methodology for calculating these metrics used by other equity REITs and, therefore, may not be comparable to similarly titled measures reported by other equity REITs.
Net Debt
The Company calculates its net debt as its gross debt (defined as total debt plus net deferred financing costs on its secured borrowings) less cash and cash equivalents and restricted cash available for future investment. The Company believes excluding cash and cash equivalents and restricted cash available for future investment from gross debt, all of which could be used to repay debt, provides an estimate of the net contractual amount of borrowed capital to be repaid, which it believes is a beneficial disclosure to investors and analysts.
NOI and Cash NOI
The Company computes NOI as total revenues less property expenses. NOI excludes all other items of expense and income included in the financial statements in calculating net income or loss. Cash NOI further excludes non-cash items included in total revenues and property expenses, such as straight-line rental revenue and other amortization and non-cash charges. The Company believes NOI and Cash NOI provide useful information because they reflect only those revenue and expense items that are incurred at the property level and present such items on an unlevered basis.
NOI and Cash NOI are not measures of financial performance under GAAP. You should not consider the Company’s NOI and Cash NOI as alternatives to net income or cash flows from operating activities determined in accordance with GAAP. Additionally, the Company’s computation of NOI and Cash NOI may differ from the methodology for calculating these metrics used by other equity REITs and, therefore, may not be comparable to similarly titled measures reported by other equity REITs.
Adjusted EBITDAre / Adjusted NOI / Adjusted Cash NOI
The Company further adjusts EBITDAre, NOI and Cash NOI i) based on an estimate calculated as if all investment and disposition activity that took place during the quarter had occurred on the first day of the quarter, ii) to exclude certain GAAP income and expense amounts that the Company believes are infrequent and unusual in nature and iii) to eliminate the impact of lease termination or loan prepayment fees and contingent rental revenue from its tenants which is subject to sales thresholds specified in the lease. The Company then annualizes these estimates for the current quarter by multiplying them by four, which it believes provides a meaningful estimate of the Company’s current run rate for all investments as of the end of the current quarter. You should not unduly rely on these measures, as they are based on assumptions and estimates that may prove to be inaccurate. The Company’s actual reported EBITDAre, NOI and Cash NOI for future periods may be significantly less than these estimates of current run rates.
Cash ABR
Cash ABR means annualized contractually specified cash base rent in effect as of the end of the current quarter for all of the Company’s leases (including those accounted for as direct financing leases) commenced as of that date and annualized cash interest on its mortgage loans receivable as of that date.
Cash Cap Rate
Cash Cap Rate means annualized contractually specified cash base rent for the first full month after investment or disposition divided by the purchase or sale price, as applicable, for the property.
GAAP Cap Rate
GAAP Cap Rate means annualized rental income computed in accordance with GAAP for the first full month after investment divided by the purchase price, as applicable, for the property.
Rent Coverage Ratio
Rent coverage ratio means the ratio of tenant-reported or, when unavailable, management’s estimate based on tenant-reported financial information, annual EBITDA and cash rent attributable to the leased property (or properties, in the case of a master lease) to the annualized base rental obligation as of a specified date.

Essential Properties Realty Trust, Inc.
Consolidated Statements of Operations

	Three months ended December 31,		Year ended December 31,
(in thousands, except share and per share data)	2022	2021	2022	2021
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
Revenues:
Rental revenue[1,2]	$70,101	$59,816	$269,827	$213,327
Interest on loans and direct financing lease receivables	4,009	4,152	15,499	15,710
Other revenue	166	1,047	1,180	1,197
Total revenues	74,276	65,015	286,506	230,234

Expenses:
General and administrative	6,508	5,832	29,464	24,329
Property expenses[3]	784	1,816	3,452	5,762
Depreciation and amortization	24,121	18,961	88,562	69,146
Provision for impairment of real estate	9,623	—	20,164	6,120
Change in provision for credit losses	(48)	(92)	88	(204)
Total expenses	40,988	26,517	141,730	105,153
Other operating income:
Gain on dispositions of real estate, net	12,565	497	30,647	9,338
Income from operations	45,853	38,995	175,423	134,419
Other (expense)/income:
Loss on debt extinguishment[4]	—	—	(2,138)	(4,461)
Interest expense	(12,128)	(9,170)	(40,370)	(33,614)
Interest income	2,025	20	2,825	94
Income before income tax expense	35,750	29,845	135,740	96,438
Income tax expense	229	55	998	227
Net income	35,521	29,790	134,742	96,211
Net income attributable to non-controlling interests	(171)	(151)	(612)	(486)
Net income attributable to stockholders	$35,350	$29,639	$134,130	$95,725

Basic weighted-average shares outstanding	142,378,451	122,691,874	134,941,188	116,358,059
Basic net income per share	$0.25	$0.24	$0.99	$0.82

Diluted weighted-average shares outstanding	143,375,819	123,777,032	135,855,916	117,466,338
Diluted net income per share	$0.25	$0.24	$0.99	$0.82
1.Includes contingent rent (based on a percentage of the tenant's gross sales at the leased property) of $156, $257 ,$682 and $721 for the three months and year ended December 31, 2022 and 2021, respectively.
2.Includes reimbursable income from the Company’s tenants of $497, $1,058, $2,081 and $2,293 for the three months and year ended December 31, 2022 and 2021, respectively.
3.Includes reimbursable expenses from the Company’s tenants $497, $1,058, $2,081 and $2,293 for the three months and year ended December 31, 2022 and 2021, respectively.
4.During the year ended December 31, 2022, includes debt extinguishment costs associated with the Company's restructuring of its credit and term loan facilities and, during the year ended December 31, 2021, includes debt extinguishment costs associated with the full repayment of the Company's remaining secured debt.

Essential Properties Realty Trust, Inc.
Consolidated Balance Sheets

(in thousands, expect share and per share amounts)	December 31, 2022	December 31, 2021
	(Unaudited)	(Audited)
ASSETS
Investments:
Real estate investments, at cost:
Land and improvements	$1,228,687	$1,004,154
Building and improvements	2,440,630	2,035,919
Lease incentive	18,352	13,950
Construction in progress	34,537	8,858
Intangible lease assets	88,364	87,959
Total real estate investments, at cost	3,810,570	3,150,840
Less: accumulated depreciation and amortization	(276,307)	(200,152)
Total real estate investments, net	3,534,263	2,950,688
Loans and direct financing lease receivables, net	240,035	189,287
Real estate investments held for sale, net	4,780	15,434
Net investments	3,779,078	3,155,409
Cash and cash equivalents	62,345	59,758
Restricted cash	9,155	—
Straight-line rent receivable, net	78,587	57,990
Derivative assets	47,877	—
Rent receivables, prepaid expenses and other assets, net	22,991	25,638
Total assets	$4,000,033	$3,298,795

LIABILITIES AND EQUITY
Unsecured term loans, net of deferred financing costs	$1,025,492	$626,983
Senior unsecured notes, net	395,286	394,723
Revolving credit facility	—	144,000
Intangible lease liabilities, net	11,551	12,693
Dividend payable	39,398	32,610
Derivative liabilities	2,274	11,838
Accrued liabilities and other payables	29,261	32,145
Total liabilities	1,503,262	1,254,992
Commitments and contingencies	—	—
Stockholders' equity:
Preferred stock, $0.01 par value; 150,000,000 authorized; none issued and outstanding as of December 31, 2022 and December 31, 2021	—	—
Common stock, $0.01 par value; 500,000,000 authorized; 142,379,655 and 124,649,053 issued and outstanding as of December 31, 2022 and December 31, 2021, respectively	1,424	1,246
Additional paid-in capital	2,563,305	2,151,088
Distributions in excess of cumulative earnings	(117,187)	(100,982)
Accumulated other comprehensive loss	40,719	(14,786)
Total stockholders' equity	2,488,261	2,036,566
Non-controlling interests	8,510	7,237
Total equity	2,496,771	2,043,803
Total liabilities and equity	$4,000,033	$3,298,795

Essential Properties Realty Trust, Inc.
Reconciliation of Non-GAAP Financial Measures

	Three months ended December 31,		Year ended December 31,
(unaudited, in thousands except per share amounts)	2022	2021	2022	2021
Net income	$35,521	$29,790	$134,742	$96,211
Depreciation and amortization of real estate	24,096	18,935	88,459	69,043
Provision for impairment of real estate	9,623	—	20,164	6,120
Gain on dispositions of real estate, net	(12,565)	(497)	(30,647)	(9,338)
Funds from Operations	56,675	48,228	212,718	162,036
Non-core expenses[1]	—	—	2,388	4,461
Core Funds from Operations	56,675	48,228	215,106	166,497
Adjustments:
Straight-line rental revenue, net	(4,005)	(5,166)	(20,615)	(19,116)
Non-cash interest expense	621	1,147	2,616	2,554
Non-cash compensation expense	2,232	1,129	9,489	5,683
Other amortization expense	735	188	2,912	2,675
Other non-cash charges	(52)	(94)	74	(212)
Capitalized interest expense	(394)	(26)	(757)	(81)
Adjusted Funds from Operations	$55,812	$45,406	$208,825	$158,000

Net income per share[2]:
Basic	$0.25	$0.24	$0.99	$0.82
Diluted	$0.25	$0.24	$0.99	$0.82
FFO per share[2]:
Basic	$0.40	$0.39	$1.57	$1.38
Diluted	$0.39	$0.39	$1.56	$1.38
Core FFO per share[2]:
Basic	$0.40	$0.39	$1.58	$1.42
Diluted	$0.39	$0.39	$1.58	$1.41
AFFO per share[2]:
Basic	$0.39	$0.37	$1.54	$1.35
Diluted	$0.39	$0.37	$1.53	$1.34
1.Includes $0.2 million of fees incurred in conjunction with the August 2022 amendment to the Company's 2027 Term Loan and its $2.1 million loss on debt extinguishment during the year ended December 31, 2022 and the Company's $4.5 million of loss on debt extinguishment during the year ended December 31, 2021.
2.Calculations exclude $94, $63, $374 and $311 from the numerator for the three months and year ended December 31, 2022 and 2021, respectively, related to dividends paid on unvested restricted share awards and restricted share units.

Essential Properties Realty Trust, Inc.
Reconciliation of Non-GAAP Financial Measures

(in thousands)	Three months ended December 31, 2022
Net income	$35,521
Depreciation and amortization	24,121
Interest expense	12,128
Interest income	(2,025)
Income tax expense	229
EBITDA	69,974
Provision for impairment of real estate	9,623
Gain on dispositions of real estate, net	(12,565)
EBITDAre	67,032
Adjustment for current quarter re-leasing, acquisition and disposition activity[1]	2,865
Adjustment to exclude other non-core or non-recurring activity[2]	(92)
Adjustment to exclude termination/prepayment fees and certain percentage rent[3]	(1,028)
Adjusted EBITDAre - Current Estimated Run Rate	73,709
General and administrative expense	6,316
Adjusted net operating income ("NOI")	80,025
Straight-line rental revenue, net[1]	(7,382)
Other amortization expense	1,187
Adjusted Cash NOI	$73,830

Annualized EBITDAre	$268,128
Annualized Adjusted EBITDAre	$294,836
Annualized Adjusted NOI	$320,100
Annualized Adjusted Cash NOI	$295,320
1.Adjustment is made to reflect EBITDAre, NOI and Cash NOI as if all re-leasing activity, investments in and dispositions of real estate and loan repayments completed during the three months ended December 31, 2022 had occurred on October 1, 2022.
2.Adjustment is made to exclude non-core expenses added back to compute Core FFO, to exclude changes in the Company's provision for credit losses and to eliminate the impact of seasonal fluctuation in certain non-cash compensation expense recorded in the period.
3.Adjustment excludes lease termination or loan prepayment fees and contingent rent (based on a percentage of the tenant's gross sales at the leased property) where payment is subject to exceeding a sales threshold specified in the lease, if any.

Essential Properties Realty Trust, Inc.
Reconciliation of Non-GAAP Financial Measures

(dollars in thousands, except share and per share amounts)	December 31, 2022	Rate	Wtd. Avg. Maturity

Unsecured debt:
April 2024 term loan[1]	$200,000	2.9%	1.3 years
February 2027 term loan[1]	430,000	2.4%	4.1 years
January 2028 term loan[1]	400,000	4.6%	5.1 years
Senior unsecured notes due July 2031	400,000	3.1%	8.5 years
Revolving credit facility[2]	—	—%	3.1 years
Total unsecured debt	1,430,000	3.3%	5.2 years
Gross debt	1,430,000
Less: cash & cash equivalents	(62,345)
Less: restricted cash available for future investment	(9,155)
Net debt	1,358,500

Equity:
Preferred stock	—
Common stock & OP units (142,933,502 shares @ $23.47/share as of 12/31/22)[3]	3,341,651
Total equity	3,341,651
Total enterprise value ("TEV")	$4,700,151

Pro forma adjustments to Net Debt and TEV:[4]
Net debt	$1,358,500
Less: cash received — Forward ATM settlement	(22,217)
Pro forma net debt	1,336,283
Total equity	3,341,651
Common stock — Forward ATM settlement (957,453 shares @ $23.47/share as of 12/31/22)	22,471
Pro forma TEV	$4,700,405

Gross Debt / Undepreciated Gross Assets	33.4%
Net Debt / TEV	28.9%
Net Debt / Annualized Adjusted EBITDAre	4.6x

Pro Forma Gross Debt / Undepreciated Gross Assets	33.3%
Pro Forma Net Debt / Pro Forma TEV	28.4%
Pro Forma Net Debt / Annualized Adjusted EBITDAre	4.5x
1.Rates presented for the Company's term loans are fixed at the stated rates after giving effect to its interest rate swaps, applicable margin of 85bps and SOFR premium of 10bps.
2.The Company's revolving credit facility provides a maximum aggregate initial original principal amount of up to $600 million and includes an accordion feature to increase, subject to certain conditions, the maximum availability of the facility by up to $600 million. Borrowings bear interest at Term SOFR plus applicable margin of 77.5bps and SOFR premium of 10bps.
3.Common equity & units as of December 31, 2022, based on 142,379,655 common shares outstanding (including unvested restricted share awards) and 553,847 OP units held by non-controlling interests.
4.Pro forma adjustments have been made to reflect 957,453 shares sold on a forward basis through the Company's ATM program as if they had been physically settled for cash as of December 31, 2022.

Investor/Media:
Essential Properties Realty Trust, Inc.
Daniel Donlan, Senior Vice President, Capital Markets
609-436-0619
info@essentialproperties.com
Source: Essential Properties Realty Trust, Inc.